Exhibit 99.1

Headline: Frontier Airlines Reports Fourth Quarter and Full Year 2021 Financial Results

DENVER - February 7, 2022 - Frontier Group Holdings, Inc., parent company of Frontier Airlines, Inc. (NASDAQ: ULCC), today reported its fourth quarter and full year 2021 financial results.

Frontier ended 2021 with a total fleet of 110 aircraft, which is six percent higher than the corresponding prior year period and 12 percent higher than the comparable pre-COVID quarter in 2019. Frontier’s fleet continues to be the most fuel-efficient of all major U.S. carriers when measured by ASMs per fuel gallon consumed, generating over 100 ASMs per gallon during the fourth quarter and the full year 2021, representing Frontier’s commitment to continued fuel efficiency as the airline grows.

On November 13, 2021, Frontier executed an order of 91 additional A321neo aircraft that are scheduled for delivery between 2023 and 2029. These aircraft commitments will enable the airline to significantly increase in size by 2029 while advancing its industry-leading environmental efforts and fuel-efficiency advantage.

Frontier’s capacity, measured by ASMs, was four percent higher in the fourth quarter compared to the corresponding 2019 quarter. Frontier continued its domestic and international expansion, opening four new stations and operating an average of over 450 flights per day. This was ten percent higher than the comparable 2019 quarter.

Total revenue per passenger in the fourth quarter was approximately $103. Of this amount, ancillary revenue was $63 per passenger, eight percent higher than the comparable 2019 quarter, supported by the economic recovery and the Company’s innovative product offerings. Full year 2021 ancillary revenue per passenger was approximately $61, six percent higher than 2019. Despite the impact of the Delta and Omicron variants and rising fuel prices, management remained financially disciplined and the Company ended the year in a strong financial position.

“Throughout 2021, Frontier displayed its operational and financial resiliency notwithstanding the persistent challenges from COVID-19 variants,” commented Barry Biffle, president and CEO. “During the fourth quarter, we increased our capacity, departures, fuel efficiency and level of ancillary revenue per passenger versus the comparable pre-COVID period. We continue to view the impact of COVID-19 as transient, and remain focused on getting the airline back to full utilization in 2022 while being nimble to counter any further COVID-19 impacts. I want to thank Team Frontier for providing safe and dependable travel to our valued customers, all while fulfilling our ‘Low Fares Done Right’ commitment.”

The following is a summary of the fourth quarter and full year 2021 select financial results, including both GAAP and adjusted (Non-GAAP) metrics. Please see “Reconciliation of Non-GAAP Financial Information” on page 8 below.

(unaudited, in millions, except for percentage and per share amounts)

	Three Months Ended December 31,
	2021		2020		2019
	As Reported (GAAP)	Adjusted (Non-GAAP)	As Reported (GAAP)	Adjusted (Non-GAAP)	As Reported (GAAP)	Adjusted (Non-GAAP)
Total operating revenues	$609	$609	$267	$267	$655	$655
Total operating expenses	$695	$695	$451	$456	$587	$565
Net income (loss)	$(53)	$(52)	$(127)	$(133)	$56	$73
Net income (loss) margin	(8.7)%	(8.5)%	(47.6)%	(49.8)%	8.5%	11.1%
Diluted earnings (loss) per share[1]	$(0.25)	$(0.24)	$(0.64)	$(0.67)	$0.26	$0.37

	Year Ended December 31,
	2021		2020		2019
	As Reported (GAAP)	Adjusted (Non-GAAP)	As Reported (GAAP)	Adjusted (Non-GAAP)	As Reported (GAAP)	Adjusted (Non-GAAP)
Total operating revenues	$2,060	$2,060	$1,250	$1,250	$2,508	$2,508
Total operating expenses	$2,177	$2,461	$1,615	$1,749	$2,199	$2,167
Net income (loss)	$(102)	$(299)	$(225)	$(301)	$251	$276
Net income (loss) margin	(5.0)%	(14.5)%	(18.0)%	(24.1)%	10.0%	11.0%
Diluted earnings (loss) per share[1]	$(0.48)	$(1.42)	$(1.13)	$(1.51)	$1.19	$1.38

Recent Company Highlights Included:

•	Completed IPO in April 2021.

•

Executed an order of 91 additional A321neo aircraft in November 2021, which are scheduled for delivery between 2023 and 2029. These aircraft commitments will enable the airline to significantly increase in size by 2029 while advancing its industry-leading environmental efforts and fuel-efficiency advantage.

•	Ended the fourth quarter of 2021 with $918 million of unrestricted cash and cash equivalents.

•	Repaid the $150 million Treasury Loan in February 2022.

•	Continued the domestic and international network expansion, opening stations in Antigua, Belize, Costa Rica, and Newburgh/Stewart, NY during the fourth quarter.

•	Generated $63 of ancillary revenue per passenger during the fourth quarter of 2021, eight percent higher than the comparable 2019 quarter.

•

Frontier’s fleet continues to be the most fuel-efficient of all major U.S. carriers when measured by ASMs per fuel gallon consumed, generating 102 ASMs per gallon during the fourth quarter of 2021. The Company retired the last of the A319 aircraft from its fleet during the year, increasing the proportion of the more fuel-efficient A320neo family aircraft to 66 percent of its total fleet.

•

The Company won first place for North America’s Youngest Aircraft Fleet Award for 2022 by ch-aviation, a leading provider of airline data and intelligence, with an average aircraft age of four years, and was recognized as one of the safest low-cost airlines in the world by AirlineRatings.com, a forensic airline research publication.

•	13 fuel-efficient Airbus A320neo aircraft joined the fleet, bringing the total fleet to 110 aircraft, six percent higher than the prior year.

•	Hired more than 550 flight attendants and 170 pilots in support of the growth of the airline.

•	Added approximately 130 routes and 20 destinations.

Cash and Liquidity

Frontier ended the fourth quarter of 2021 with $918 million of unrestricted cash and cash equivalents. During February 2022, the Company repaid the $150 million outstanding under the Treasury Loan. The repayment of this loan unencumbered the Company’s co-branded credit card program and related brand assets that secured the Treasury obligation and makes those assets available to access substantial additional liquidity, if needed, based on similar debt financings by other airlines.

Revenue Performance

Total operating revenue for the fourth quarter of 2021 of $609 million was 93 percent of the revenue recognized in the comparable 2019 quarter, while total revenue per passenger of $103.41 was 96 percent of the revenue recognized in the comparable 2019 quarter. Total revenue per passenger included $63.00 of ancillary revenue, consistent with the third quarter of 2021 and eight percent higher than the $58.18 of ancillary revenue per passenger generated during the comparable 2019 quarter.

Capacity during the fourth quarter of 2021 demonstrated resilience at 7,836 million ASMs, which was approximately four percent higher than the capacity achieved in the fourth quarter of 2019. Full year 2021 capacity was approximately four percent lower compared to 2019, which, when contextualized with fourth quarter 2021 ASMs, highlights the recovery weighted to the back half of the year.

Frontier had 18 percent more average aircraft in service during the fourth quarter of 2021 compared to the fourth quarter of 2019. Frontier’s average daily aircraft utilization continued to recover, improving from 10.6 hours per day in the third quarter of 2021 to 10.9 hours per day in the fourth quarter 2021. The fleet operated at a 74.2 percent load factor during the quarter, which was impacted by the Delta and Omicron variants. Further improvement is expected to the utilization and load factor levels achieved in the fourth quarter of 2019 as the recovery from the COVID-19 pandemic continues.

Cost Performance

Total operating expenses for the fourth quarter of 2021, on both a GAAP and adjusted basis, were $695 million, including $186 million of fuel expenses at an average cost per gallon of $2.43. Frontier’s adjusted total operating expenses, excluding fuel, were $509 million, reflecting lower employee and station-related costs. On an Adjusted CASM (excluding fuel) basis, operating expenses were 6.50 cents during the quarter compared to 5.21 cents in the fourth quarter of 2019 and 6.55 cents during the third quarter of 2021, reflecting continued cost discipline while managing lower utilization.

Fleet

As of December 31, 2021, Frontier had a fleet of 110 Airbus single-aisle aircraft, consisting of 73 A320neos, 21 A321ceos and 16 A320ceos. All aircraft in the fleet are financed with operating leases that expire between 2022 and 2033. Frontier’s fleet is the most fuel-efficient of all major U.S. carriers when measured by ASMs per fuel gallon consumed. This fuel efficiency reflects Frontier’s operation of a large number of aircraft with new generation, fuel-efficient engines, lightweight seats, and an efficient seating layout.

Frontier completed an order of 91 additional A321neo aircraft in November 2021 that are scheduled for delivery between 2023 and 2029. These aircraft commitments bring the Company’s total aircraft order as of December 31, 2021 to 234 aircraft to be delivered through 2029, including 76 A320neo aircraft and 158 A321neo aircraft. These aircraft commitments will enable the Company to significantly increase in size by 2029. In addition, the entry into service of the A321neo aircraft in the second half of 2022 will advance Frontier’s structural advantage in fuel and operating expense efficiency versus the industry.

Guidance

In consideration of the anticipated merger with Spirit Airlines, Inc. which was also announced today, the Company will not provide guidance for the first quarter or full year 2022 at this time.

Investor Conference Call

In light of the transaction announced this morning and the investor conference call at 6:30 AM MT / 8:30 AM ET, the Company has cancelled its previously scheduled call on February 9, 2022.

About Frontier Airlines

Frontier Airlines (NASDAQ: ULCC) is committed to “Low Fares Done Right.” Headquartered in Denver, Colorado, the Company operates more than 100 A320 family aircraft and has the largest A320neo fleet in the U.S. The use of these aircraft, Frontier’s seating configuration, weight-saving tactics and baggage process have all contributed to the airline’s average of 43 percent fuel savings compared to other U.S. airlines (fuel savings is based on Frontier Airlines’ 2019 ASMs per fuel gallon consumed compared to the weighted average of major U.S. airlines), which makes Frontier the most fuel-efficient U.S. airline. With over 230 new Airbus planes on order, Frontier will continue to grow to deliver on the mission of providing affordable travel across America.

End Notes

[1]

Share amounts included in the basic and diluted earnings (loss) per share calculations for the fourth quarter and full year 2021, as reflected in the consolidated statements of operations, include the impact of the 15 million shares issued and sold by the Company as part of its initial public offering that closed on April 6, 2021. The Company has 3.1 million warrants outstanding relating to CARES Act funding that are not included in the diluted share count in the fourth quarter and full year 2021 as the effect of their inclusion would be anti-dilutive. The warrants are expected to be part of the Company’s diluted share count under the treasury stock method in future quarters. In addition, most of the Company’s 7.7 million outstanding options are participating securities and are therefore not expected to be part of the Company’s diluted share count under the two-class method until they are exercised, but in periods of net income, are included as an adjustment to the numerator of the Company’s earnings per share calculation as they are eligible to participate in the Company’s earnings.

Cautionary Statement Regarding Forward-Looking Statements and Information

Certain statements in this release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the Company’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “intends,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “goals,” “targets” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.

Actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the adverse impacts of the ongoing COVID-19 pandemic, including the most recent Delta and Omicron variants and any other future variants of the virus, and possible outbreaks of another disease or similar public health threat in the future, on the Company’s business, operating results, financial condition, liquidity and near-term and long-term strategic operating plan, including possible additional adverse impacts resulting from the duration and spread of the pandemic; risks related to the proposed business combination with Spirit Airlines, Inc. as detailed in the separate filing on Form 8-K made on the date hereof; unfavorable economic and political conditions in the states where the Company operates and globally; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the Company’s reliance on technology and automated systems to operate its business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; the Company’s reliance on third-party service providers and the impact of any failure of these parties to perform as expected, or interruptions in the Company’s relationships with these providers or their provision of services; adverse publicity and/or harm to the Company’s brand or reputation; reduced travel demand and potential tort liability as a result of an accident, catastrophe or incident involving the Company, its codeshare partners, or another airline; terrorist attacks, international hostilities or other security events, or the fear of terrorist attacks or hostilities, even if not made directly on the airline industry; increasing privacy and data security obligations or a significant data breach; further changes to the airline industry with respect to alliances and joint business arrangements or due to consolidations; changes in the Company’s network strategy or other factors outside its control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders; the Company’s reliance on single suppliers to source a majority of its aircraft and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions on the Company’s operations; extended interruptions or disruptions in service at major airports where the Company operates; the impacts of seasonality and other factors associated with the airline industry; the Company’s failure to realize the full value of its intangible assets or its long-lived assets, causing the Company to record impairments; the costs of compliance with extensive government regulation of the airline industry; costs, liabilities and risks associated with environmental regulation and climate change; the Company’s inability to accept or integrate new aircraft into the Company’s fleet as planned; the impacts of the Company’s significant amount of financial leverage from fixed obligations; the possibility the Company may seek material amounts of additional financial liquidity in the short-term and the impacts of insufficient liquidity on the Company’s financial condition and business; failure to comply with the covenants in the Company’s financing agreements or failure to comply with financial and other covenants governing the Company’s other debt; changes in, or failure to retain, the Company’s senior management team or other key employees; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; increases in insurance costs or inadequate insurance coverage; and other risks and uncertainties set forth from time to time under the sections captioned “Risk Factors” in the Company’s reports and other documents filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Frontier Group Holdings, Inc.

Consolidated Statements of Operations

(unaudited, in millions, except for per share data)

	Three Months Ended December 31,			Percent Change				Year Ended December 31,			Percent Change
	2021	2020	2019	2021 vs. 2020		2021 vs. 2019		2021	2020	2019	2021 vs. 2020	2021 vs. 2019
Operating revenues:
Passenger	$592	$257	$638	130%		(7)%		$2,000	$1,207	$2,445	66%	(18)%
Other	17	10	17	70%		—%		60	43	63	40%	(5)%

Total operating revenues	609	267	655	128%		(7)%		2,060	1,250	2,508	65%	(18)%

Operating expenses:
Aircraft fuel	186	57	172	226%		8%		575	338	640	70%	(10)%
Salaries, wages and benefits	162	127	156	28%		4%		616	533	529	16%	16%
Aircraft rent	131	130	98	1%		34%		530	396	368	34%	44%
Station operations	99	75	84	32%		18%		384	257	336	49%	14%
Sales and marketing	29	16	34	81%		(15)%		109	78	130	40%	(16)%
Maintenance materials and repairs	37	24	26	54%		42%		119	83	86	43%	38%
Depreciation and amortization	10	10	11	—%		(9)%		38	33	46	15%	(17)%
CARES Act credits	—	(5)	—	N/	M	N/	M	(295)	(193)	—	53%	N/	M
Other operating	41	17	6	141%		583%		101	90	64	12%	58%

Total operating expenses	695	451	587	54%		18%		2,177	1,615	2,199	35%	(1)%

Operating income (loss)	(86)	(184)	68	(53)%		N/	M	(117)	(365)	309	(68)%	N/	M

Other income (expense):
Interest expense	(2)	(11)	(3)	(82)%		(33)%		(33)	(18)	(11)	83%	200%
Capitalized interest	1	1	3	—%		(67)%		4	6	11	(33)%	(64)%
Interest income and other	1	1	4	—%		(75)%		2	5	16	(60)%	(88)%

Total other income (expense)	—	(9)	4	N/	M	N/	M	(27)	(7)	16	286%	N/	M

Income (loss) before income taxes	(86)	(193)	72	(55)%		N/	M	(144)	(372)	325	(61)%	N/	M
Income tax expense (benefit)	(33)	(66)	16	(50)%		N/	M	(42)	(147)	74	(71)%	N/	M

Net income (loss)	$(53)	$(127)	$56	(58)%		N/	M	$(102)	$(225)	$251	(55)%	N/	M

Earnings (loss) per share:
Basic (a)	$(0.25)	$(0.64)	$0.26	(61)%		N/	M	$(0.48)	$(1.13)	$1.19	(58)%	N/	M
Diluted (a)	$(0.25)	$(0.64)	$0.26	(61)%		N/	M	$(0.48)	$(1.13)	$1.19	(58)%	N/	M

Weighted average shares outstanding:
Basic (a)	216	199	199	9%		9%		211	199	199	6%	6%
Diluted (a)	216	199	200	9%		8%		211	199	200	6%	6%

(a)	Reference End Note 1 within the previous section for discussion on basic and diluted shares.

Frontier Group Holdings, Inc.

Selected Operating Statistics

(unaudited)

	Three Months Ended December 31,			Percent Change				Year Ended December 31,			Percent Change
	2021	2020	2019	2021 vs. 2020		2021 vs. 2019		2021	2020	2019	2021 vs. 2020		2021 vs. 2019
Available seat miles (ASMs) (millions)	7,836	4,280	7,560	83%		4%		26,867	16,955	28,120	58%		(4)%
Departures	41,523	23,106	37,768	80%		10%		143,476	88,642	138,570	62%		4%
Average stage length (statute miles)	975	967	1,039	1%		(6)%		968	999	1,051	(3)%		(8)%
Block hours	111,363	59,421	105,327	87%		6%		381,018	235,974	389,476	61%		(2)%
Average aircraft in service	111	86	94	29%		18%		106	81	88	31%		20%
Aircraft – end of period	110	104	98	6%		12%		110	104	98	6%		12%
Average daily aircraft utilization (hours)	10.9	7.5	12.1	45%		(10)%		9.8	8.0	12.2	23%		(20)%
Passengers (thousands)	5,896	2,865	6,110	106%		(4)%		20,709	11,238	22,823	84%		(9)%
Average seats per departure	193	192	192	1%		1%		193	191	192	1%		1%
Revenue passenger miles (RPMs) (millions)	5,818	2,796	6,406	108%		(9)%		20,380	11,443	24,203	78%		(16)%
Load Factor (%)	74.2%	65.3%	84.7%	8.9	pts	(10.5)	pts	75.9%	67.5%	86.1%	8.4	pts	(10.2)	pts
Fare revenue per passenger ($)	40.41	35.55	49.12	14%		(18)%		38.94	48.78	52.80	(20)%		(26)%
Non-fare passenger revenue per passenger ($)	60.00	54.13	55.31	11%		8%		57.65	58.66	54.33	(2)%		6%
Other revenue per passenger ($)	3.00	3.42	2.87	(12)%		5%		2.90	3.79	2.78	(23)%		4%
Total revenue per passenger ($)	103.41	93.10	107.30	11%		(4)%		99.49	111.23	109.91	(11)%		(9)%
Total revenue per available seat mile (RASM) (¢)	7.78	6.23	8.67	25%		(10)%		7.67	7.37	8.92	4%		(14)%
Cost per available seat mile (CASM) (¢)	8.87	10.52	7.78	(16)%		14%		8.10	9.53	7.82	(15)%		4%
CASM (excluding fuel) (¢)	6.50	9.18	5.51	(29)%		18%		5.96	7.53	5.55	(21)%		7%
CASM + net interest (¢)	8.88	10.73	7.73	(17)%		15%		8.21	9.57	7.76	(14)%		6%
Adjusted CASM (¢)	8.87	10.65	7.48	(17)%		19%		9.16	10.32	7.71	(11)%		19%
Adjusted CASM (excluding fuel) (¢)	6.50	9.31	5.21	(30)%		25%		7.02	8.63	5.44	(19)%		29%
Adjusted CASM + net interest (¢)	8.88	10.68	7.43	(17)%		20%		9.18	10.31	7.65	(11)%		20%
Fuel cost per gallon ($)	2.43	1.44	2.24	69%		8%		2.17	2.08	2.22	4%		(2)%
Fuel gallons consumed (thousands)	76,555	39,735	76,736	93%		—%		265,558	162,241	288,510	64%		(8)%
Employees (FTE)	5,481	4,974	4,935	10%		11%		5,481	4,974	4,935	10%		11%

Reconciliation of Non-GAAP Financial Information

The Company is providing below a reconciliation of GAAP financial information to the non-GAAP financial information provided. The non-GAAP financial information is included to provide supplemental disclosures because the Company believes they are useful additional indicators of, among other things, its operating and cost performance. Derivations of net income and CASM are well-recognized performance measurements in the airline industry that are frequently used by the Company’s management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in the airline industry. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company’s operating performance or CASM excluding unrealized gains and losses, special items or other items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

($ in millions) (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
Net income (loss), as reported	$(53)	$(127)	$56	$(102)	$(225)	$251

Non-GAAP Adjustments:
Fuel expense
Derivative de-designation and mark-to-market adjustment (a)	—	—	—	—	52	—
Aircraft Rent
Early lease termination costs(b)	—	—	—	10	—	—
Salaries, wages and benefits
Pilot phantom equity(c)	—	—	18	—	—	5
Collective bargaining contract ratification(d)	—	—	4	—	—	22
Flight attendant early out program(e)	—	—	—	—	—	5
Depreciation and amortization
Early lease termination costs(b)	—	—	—	1	—	—
Other operating expenses
Cares Act – grant recognition and employee retention credits(f)	—	(5)	—	(295)	(193)	—
Write-off of deferred registration statement costs due to significant market uncertainty(g)	—	—	—	—	7	—
Interest expense
CARES Act – mark-to-market impact for warrants(h)	—	8	—	22	9	—

Pre-tax impact	—	3	22	(262)	(125)	32

Tax benefit (expense) related to non-GAAP adjustments(i)	1	(9)	(5)	65	49	(7)

Net income (loss) impact	1	(6)	17	(197)	(76)	25
Adjusted net income (loss), non-GAAP	$(52)	$(133)	$73	$(299)	$(301)	$276

(a)

Due to the significant reduction in demand resulting from the COVID-19 pandemic, future anticipated consumption of fuel dropped significantly and the Company therefore de-designated hedge accounting in March 2020 on the derivative positions where the future consumption was not deemed probable, which primarily related to the written put options on costless collars. The $52 million represents the charge from de-designation and the resulting mark to market impact on the quantities where consumption was not deemed probable.

(b)

As a result of an early termination and buyout agreement executed in May 2021 with one of the Company’s lessors, Frontier was able to accelerate the removal of the remaining four A319 aircraft from its fleet. These aircraft were originally scheduled to return in December 2021 and were instead returned during the second and third quarters of 2021. The Company incurred $11 million in aircraft rent and depreciation costs during the year ended December 31, 2021 relating to the acceleration and resulting changes to its lease return obligations.

(c)

Represents the impact of the change in value and vesting of phantom equity units pursuant to the Pilot Phantom Equity Plan. In accordance with the amended and restated phantom equity agreement, the remaining phantom equity obligation became fixed as of December 31, 2019 and is no longer subject to valuation adjustments.

(d)

Represents $15 million of costs related to a one-time contract ratification incentive, plus $3 million in payroll-related taxes and certain other compensation and benefits-related accruals earned through March 31, 2019 and committed to by the Company as part of a tentative agreement with the union representing the Company’s flight attendants that was reached in March 2019 for a contract that was ratified and became effective in May 2019, in addition to $4 million in pilot vacation accrual adjustments during the fourth quarter of 2019 as a result of the ratified agreement with the union representing the Company’s pilots specifically tied to the implementation of a preferred bidding system.

(e)	Represents expenses associated with an early out program agreed to in 2019 with the Company’s flight attendants, payable throughout 2019, 2020 and 2021.
(f)

Represents the recognition of $278 million of grant funding received from the U.S. government for payroll support pursuant to PSP2 and PSP3 during the year ended December 31, 2021 in addition to $17 million in employee retention credits qualified for under the CARES Act during the year ended December 31, 2021. In addition, for the year ended December 31, 2020, the Company recognized $177 million in net grant funding recognized from the U.S. government for payroll support pursuant to the PSP, along with $5 million and $16 million in employee retention credits qualified for under the CARES Act for the three and twelve months ended December 31, 2020, respectively.

(g)

Represents the write-off of deferred initial public offering preparation costs during the first quarter 2020 due to the impact of the COVID-19 pandemic and the resulting uncertainty on the Company’s ability to access the capital markets.

(h)

Represents the mark to market adjustment to the value of the warrants issued as part of the funding provided under the CARES Act. This amount is a component of interest expense. As a result of the IPO and the resulting reclassification of warrants from liability based awards to equity based awards, as of April 6, 2021, the Company no longer uses mark to market accounting for the warrants.

(i)

Represents the tax impact of the non-GAAP adjustments, taking into consideration the non-deductibility of the warrant mark to market adjustments for tax purposes. The tax expense reflected for the fourth quarter of 2021 includes the impact of the update to the effective tax rate for the full year 2021 on the first, second and third quarter 2021 underlying results.

Reconciliation of Total Operating Expenses to Adjusted Total Operating Expenses

($ in millions) (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
Total operating expenses, as reported(a)	$695	$451	$587	$2,177	$1,615	$2,199
Early lease termination costs	—	—	—	(11)	—	—
Cares Act – grant recognition and employee retention credits	—	5	—	295	193	—
Write-off of deferred registration statement costs due to significant market uncertainty	—	—	—	—	(7)	—
Derivative de-designation and mark to market adjustment	—	—	—	—	(52)	—
Pilot phantom equity	—	—	(18)	—	—	(5)
Collective bargaining contract ratification	—	—	(4)	—	—	(22)
Flight attendant early out program	—	—	—	—	—	(5)

Adjusted total operating expenses, non-GAAP	$695	$456	$565	$2,461	$1,749	$2,167

(a)	See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” above for discussion on adjusting items.

Reconciliation of EBITDA to EBITDAR and EBITDA to Adjusted EBITDAR

($ in millions) (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	2019	2021	2020	2019
EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR reconciliation (unaudited):
Net income (loss)	$(53)	$(127)	$56	$(102)	$(225)	$251
Plus (minus):
Interest expense	2	11	3	33	18	11
Capitalized interest	(1)	(1)	(3)	(4)	(6)	(11)
Interest income and other	(1)	(1)	(4)	(2)	(5)	(16)
Income tax expense (benefit)	(33)	(66)	16	(42)	(147)	74
Depreciation and amortization	10	10	11	38	33	46

EBITDA	(76)	(174)	79	(79)	(332)	355
Plus: Aircraft rent	131	130	98	530	396	368

EBITDAR	$55	$(44)	$177	$451	$64	$723

EBITDA	$(76)	$(174)	$79	$(79)	$(332)	$355
Plus (minus)(a):
Early lease termination costs	—	—	—	10	—	—
Cares Act – grant recognition and employee retention credits	—	(5)	—	(295)	(193)	—
Write-off of deferred registration statement costs due to significant market uncertainty	—	—	—	—	7	—
Derivative de-designation and mark to market adjustment	—	—	—	—	52	—
Pilot phantom equity	—	—	18	—	—	5
Collective bargaining contract ratification	—	—	4	—	—	22
Flight attendant early out program	—	—	—	—	—	5

Adjusted EBITDA	(76)	(179)	101	(364)	(466)	387
Plus: Aircraft rent(b)	131	130	98	520	396	368

Adjusted EBITDAR	$55	$(49)	$199	$156	$(70)	$755

(a)	See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” above for discussion on adjusting items.
(b)

Represents aircraft rent expense included in Adjusted EBITDA. Excludes aircraft rent expense of $10 million for the year ended December 31, 2021 for costs incurred due to the early termination of the Company’s A319 leased aircraft. See footnote (b) under the caption “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)."

Reconciliation of CASM to Adjusted CASM (excluding fuel) and Adjusted CASM including net interest

(unaudited)

	Three Months Ended December 31,
	2021		2020		2019
	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)
CASM(a)(b)		8.87		10.52		7.78
Aircraft fuel	(186)	(2.37)	(57)	(1.34)	(172)	(2.27)

CASM (excluding fuel)		6.50		9.18		5.51
Cares Act – grant recognition and employee retention credits	—	—	5	0.13	—	—
Pilot phantom equity	—	—	—	—	(18)	(0.25)
Collective bargaining contract ratification	—	—	—	—	(4)	(0.05)

Adjusted CASM (excluding fuel)		6.50		9.31		5.21
Aircraft fuel	186	2.37	57	1.34	172	2.27

Adjusted CASM		8.87		10.65		7.48
Net interest expense (income)	—	0.01	9	0.21	(4)	(0.05)
CARES Act – mark to market impact for warrants	—	—	(8)	(0.18)	—	—

Adjusted CASM + net interest		8.88		10.68		7.43

CASM		8.87		10.52		7.78
Net interest expense (income)	—	0.01	9	0.21	(4)	(0.05)

CASM + net interest		8.88		10.73		7.73

(a)	Cost per ASM figures may not recalculate due to rounding
(b)	See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” above for discussion on adjusting items.

	Year Ended December 31,
	2021		2020		2019
	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)
CASM(a)(b)		8.10		9.53		7.82
Aircraft fuel	(575)	(2.14)	(338)	(2.00)	(640)	(2.27)

CASM (excluding fuel)		5.96		7.53		5.55
Early lease termination costs	(11)	(0.04)	—	—	—	—
Cares Act – grant recognition and employee retention credits	295	1.10	193	1.14	—	—
Write-off of deferred registration statement costs due to significant market uncertainty	—	—	(7)	(0.04)	—	—
Pilot phantom equity	—	—	—	—	(5)	(0.02)
Collective bargaining contract ratification	—	—	—	—	(22)	(0.07)
Flight attendant early out program	—	—	—	—	(5)	(0.02)

Adjusted CASM (excluding fuel)		7.02		8.63		5.44
Aircraft fuel	575	2.14	338	2.00	640	2.27
Derivative de-designation and mark to market adjustment	—	—	(52)	(0.31)	—	—

Adjusted CASM		9.16		10.32		7.71
Net interest expense (income)	27	0.11	7	0.04	(16)	(0.06)
CARES Act – mark to market impact for warrants	(22)	(0.09)	(9)	(0.05)	—	—

Adjusted CASM + net interest		9.18		10.31		7.65

CASM		8.10		9.53		7.82
Net interest expense (income)	27	0.11	7	0.04	(16)	(0.06)

CASM + net interest		8.21		9.57		7.76

(a)	Cost per ASM figures may not recalculate due to rounding
(b)	See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” above for discussion on adjusting items.

The calculation of Adjusted CASM including net interest provided in the tables above reflects the sum of Adjusted CASM and net interest expense (income) excluding special items per ASM. Adjusted CASM including net interest is included as a supplemental disclosure because the Company believes it is a useful metric to properly compare its cost management and performance to other peers that may have different capital structures and financing strategies particularly as it relates to financing primary operating assets such as aircraft and engines. Additionally, the Company believes this metric is a useful comparator because it removes certain items that may not be indicative of base operating performance or future results. Adjusted CASM including net interest is not determined in accordance with GAAP, may not be comparable across all carriers and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Contacts:

Jennifer F. de la Cruz Corporate Communications

Email: JenniferF.Delacruz@flyfrontier.com Phone: 720.374.4207

David Erdman Investor Relations

Email: David.Erdman@flyfrontier.com Phone: 720.798.5886